Exhibit 99.1

A.P. Pharma Provides Update on APF530 Program and NASDAQ Listing

REDWOOD CITY, Calif. – February 9, 2011 – A.P. Pharma, Inc. (NASDAQ: APPA), a specialty pharmaceutical company, today provided an update on its progress toward responding to the Complete Response Letter for APF530 that the Company received from the U.S. Food and Drug Administration (FDA) in March 2010.  The Company also announced that it has met with the NASDAQ Listing and Qualifications Panel (Panel) and is now awaiting its decision regarding A.P. Pharma’s eligibility for continued listing.

“A.P. Pharma’s management team has focused its efforts on addressing the issues included in the APF530 Complete Response Letter and we have arranged Type B meetings with the FDA for later this quarter,” said John Whelan, A.P. Pharma’s acting chief executive officer.  “We intend to discuss our plans for addressing the issues raised by the FDA, and to obtain clarification on what should be included in a resubmission of the program’s New Drug Application. Following the meetings with the FDA, we expect to be in a position to determine the resources and timeline needed for resubmitting the New Drug Application for APF530.”

Although specific meeting times have been scheduled with the FDA, there can be no assurance that these dates will not be changed or the meetings cancelled.

The Company recently met with the Panel to discuss the Company’s plans for regaining compliance with Listing Rule 5550(a)(2).  The Company received a second letter from NASDAQ on November 17, 2010 noting that the minimum bid price of its common stock price continued to close below $1.00 per share, making it subject to delisting.  A.P. Pharma requested a hearing and met with the Panel to present the Company’s plan for regaining compliance.  The Panel may decide to allow the Company to remain listed in order to regain compliance per the plan presented, or decide to delist the Company.  There can be no assurance that the Panel will grant the Company’s request for continued listing on The NASDAQ Stock Market.  In the event that the Panel determines to delist the Company’s securities from NASDAQ, the Company’s common stock may be eligible for trading on the OTC Bulletin Board, which is operated by FINRA, or the OTCQB, which is operated by OTC Markets.

As previously announced, the Company is actively seeking debt or equity financing to fund its operations.  The Company is taking additional actions to conserve its capital such that it anticipates having sufficient funds to operate into the second quarter of 2011.  Multiple factors, including market conditions, may prevent the Company from obtaining adequate financing to support its operations, or obtaining financing on terms favorable to A.P. Pharma or its stockholders.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology.  The Company’s primary focus is on its lead product, APF530, for the prevention of chemotherapy-induced nausea and vomiting.  A.P. Pharma received a Complete Response Letter on the APF530 New Drug Application in March 2010 and is in the process of preparing a resubmission responsive to the deficiencies listed in the Complete Response Letter.  The Company has additional clinical and preclinical stage programs in the area of pain management, all of which utilize its bioerodible injectable and implantable delivery systems. For further information, please visit the Company's web site at www.appharma.com.

Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks and uncertainties, including uncertainties associated with timely development, approval, launch and acceptance of new products, satisfactory completion of clinical studies, progress in research and development programs, continuity of market listing of the Company’s common stock, acquisition of additional capital necessary for continued operations, and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  We caution investors that forward-looking statements reflect our analysis only on their stated date.  We do not intend to update them except as required by law.

Contacts

Corporate Contact:
A.P. Pharma, Inc.
John B. Whelan, Acting Chief Executive Officer and Chief Financial Officer
650-366-2626

and

Investor and Media Relations:
Corporate Communications Alliance, LLC
Edie DeVine
209-814-9564

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